Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Second Quarter Ended June 30, 2017

MECHANICSBURG, PENNSYLVANIA — August 3, 2017 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2017.

For the second quarter ended June 30, 2017, net operating revenues increased 2.1% to $1,120.7 million, compared to $1,097.6 million for the same quarter, prior year. Income from operations increased 14.5% to $115.7 million for the second quarter ended June 30, 2017, compared to $101.1 million for the same quarter, prior year. Net income increased 25.6% to $51.3 million for the second quarter ended June 30, 2017, compared to $40.9 million for the second quarter ended June 30, 2016. Net income for the second quarter ended June 30, 2016 included a pre-tax non-operating gain of $13.0 million. Adjusted EBITDA increased 12.2% to $158.7 million for the second quarter ended June 30, 2017, compared to $141.5 million for the same quarter, prior year. Income per common share for the second quarter ended June 30, 2017 increased 23.1% to $0.32 on a fully diluted basis, compared to $0.26 for the same quarter, prior year. Excluding the non-operating gain and related tax effects, adjusted income per common share was $0.23 per diluted share for the second quarter ended June 30, 2016. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

For the six months ended June 30, 2017, net operating revenues increased 2.1% to $2,232.0 million, compared to $2,186.0 million for the same period, prior year. Income from operations increased 10.4% to $207.4 million for the six months ended June 30, 2017, compared to $187.9 million for the same period, prior year. Net income was $74.8 million for the six months ended June 30, 2017, which includes a pre-tax loss on early retirement of debt of $19.7 million. Net income was $100.8 million for the six months ended June 30, 2016, which included a pre-tax non-operating gain of $38.1 million and a pre-tax loss on early retirement of debt of $0.8 million. Adjusted EBITDA increased 10.2% to $297.6 million for the six months ended June 30, 2017, compared to $270.1 million for the same period, prior year. Income per common share for the six months ended June 30, 2017 was $0.44 on a fully diluted basis, compared to $0.68 for the same period, prior year. Excluding the loss on early retirement of debt and related tax effects, adjusted income per common share was $0.53 per diluted share for the six months ended June 30, 2017. Excluding the non-operating gains, loss on early retirement of debt, and related tax effects, adjusted income per common share was $0.43 per diluted share for the six months ended June 30, 2016. A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

Specialty Hospitals Segment

For the second quarter ended June 30, 2017, net operating revenues for the specialty hospitals segment increased 2.6% to $601.0 million, compared to $585.8 million for the same quarter, prior year. Adjusted EBITDA for the specialty hospitals segment increased 18.7% to $98.2 million for the second quarter ended June 30, 2017, compared to $82.7 million for the same quarter, prior year. The Adjusted EBITDA margin for the specialty hospitals segment was 16.3% for the second quarter ended June 30, 2017, compared to 14.1% for the same quarter, prior year. The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $1.2 million for the second quarter ended June 30, 2017, compared to $6.6 million for the same quarter, prior year. Certain specialty hospitals key statistics for both the second quarters ended June 30, 2017 and 2016 are presented in table VI of this release.

For the six months ended June 30, 2017, net operating revenues for the specialty hospitals segment increased 1.3% to $1,199.7 million, compared to $1,184.8 million for the same period, prior year. Adjusted EBITDA for the specialty hospitals segment increased 10.2% to $186.8 million for the six months ended June 30, 2017, compared to $169.5 million for the same period, prior year. The Adjusted EBITDA margin for the specialty hospitals segment was 15.6% for the six months ended June 30, 2017, compared to 14.3% for the same period, prior year. The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $3.2 million for the six months ended June 30, 2017, compared to $10.5 million for the same period, prior year. Certain specialty hospitals key statistics for both the six months ended June 30, 2017 and 2016 are presented in table VII of this release.

Outpatient Rehabilitation Segment

For the second quarter ended June 30, 2017, net operating revenues for the outpatient rehabilitation segment increased to $258.1 million, compared to $256.9 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 9.9% to $41.9 million for the second quarter ended June 30, 2017, compared to $38.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 16.2% for the second quarter ended June 30, 2017, compared to 14.8% for the same quarter, prior year. Certain outpatient rehabilitation key statistics for both the second quarters ended June 30, 2017 and 2016 are presented in table VI of this release.

For the six months ended June 30, 2017, net operating revenues for the outpatient rehabilitation segment increased 3.8% to $513.9 million, compared to $495.0 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 9.4% to $73.3 million for the six months ended June 30, 2017, compared to $67.0 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 14.3% for the six months ended June 30, 2017, compared to 13.5% for the same period, prior year. The results for the six months ended June 30, 2016 include the contract therapy businesses through March 31, 2016 and Physiotherapy Associates Holdings, Inc. (“Physiotherapy”) beginning March 4, 2016. Certain outpatient rehabilitation key statistics for both the six months ended June 30, 2017 and 2016 are presented in table VII of this release.

Concentra Segment

For the second quarter ended June 30, 2017, net operating revenues for the Concentra segment increased 2.6% to $261.6 million, compared to $254.9 million for the same quarter, prior year.   Adjusted EBITDA for the Concentra segment was $43.1 million for the second quarter ended June 30, 2017, compared to $43.0 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 16.5% for the second quarter ended June 30, 2017, compared to 16.9% for the same quarter, prior year. Certain Concentra key statistics for both the second quarters ended June 30, 2017 and 2016 are presented in table VI of this release.

For the six months ended June 30, 2017, net operating revenues for the Concentra segment increased 2.4% to $517.7 million, compared to $505.7 million for the same period, prior year.   Adjusted EBITDA for the Concentra segment increased 11.0% to $85.7 million for the six months ended June 30, 2017, compared to $77.2 million for the same period, prior year.  The Adjusted EBITDA margin for the Concentra segment was 16.5% for the six months ended June 30, 2017, compared to 15.3% for the same period, prior year. Certain Concentra key statistics for both the six months ended June 30, 2017 and 2016 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the six months ended June 30, 2017 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2018, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Since the inception of the program through June 30, 2017, Select Medical has repurchased 35,924,128 shares at a cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Business Outlook

Select Medical continues to expect for the full year of 2017 consolidated net operating revenues to be in the range of $4.4 billion to $4.6 billion and Adjusted EBITDA for the full year of 2017 to be in the range of $540.0 million to $580.0 million. Select Medical continues to expect fully diluted income per common share for the full year 2017 to be in the range of $0.69 to $0.87. Select Medical continues to expect fully diluted adjusted income per common share for the full year 2017 to be in the range of $0.78 to $0.96. Fully diluted adjusted income per common share excludes the non-operating loss and loss on early retirement of debt and their related tax effects.

Conference Call

Select Medical will host a conference call regarding its second quarter results, as well as its business outlook, on Friday, August 4, 2017, at 9:00am EDT. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The conference ID for the call is 53858891. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, August 11, 2017. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 53858891. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. As of June 30, 2017, Select Medical operated 102 long term acute care hospitals and 21 acute medical rehabilitation hospitals in 28 states and 1,608 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 315 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At June 30, 2017, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which established payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of our quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2016.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2016 and 2017

(In thousands, except per share amounts, unaudited)

	2016	2017	% Change

Net operating revenues	$1,097,631	$1,120,675	2.1%

Costs and expenses:
Cost of services	916,985	920,230	0.4
General and administrative	25,870	28,275	9.3
Bad debt expense	17,517	18,174	3.8
Depreciation and amortization	36,205	38,333	5.9

Income from operations	101,054	115,663	14.5

Equity in earnings of unconsolidated subsidiaries	4,546	5,666	24.6
Non-operating gain	13,035	—	N/M
Interest expense	(44,332)	(37,655)	(15.1)

Income before income taxes	74,303	83,674	12.6

Income tax expense	33,450	32,374	(3.2)

Net income	40,853	51,300	25.6

Less: Net income attributable to non-controlling interests	6,918	9,245	33.6

Net income attributable to Select Medical Holdings Corporation	$33,935	$42,055	23.9%

Weighted average shares outstanding(1):
Basic	127,626	128,624
Diluted	127,820	128,777

Income per common share(1):
Basic	$0.26	$0.32
Diluted	$0.26	$0.32

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $1.3 million and $1.0 million for the three months ended June 30, 2017 and 2016, respectively.  Unvested restricted weighted average shares were 4,235 thousand and 3,764 thousand for the three months ended June 30, 2017 and 2016, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2016 and 2017

(In thousands, except per share amounts, unaudited)

	2016	2017	% Change

Net operating revenues	$2,185,961	$2,232,036	2.1%

Costs and expenses:
Cost of services	1,839,247	1,848,587	0.5
General and administrative	54,138	56,350	4.1
Bad debt expense	33,914	38,799	14.4
Depreciation and amortization	70,722	80,872	14.4

Income from operations	187,940	207,428	10.4

Loss on early retirement of debt	(773)	(19,719)	N/M
Equity in earnings of unconsolidated subsidiaries	9,198	11,187	21.6
Non-operating gain (loss)	38,122	(49)	N/M
Interest expense	(83,180)	(78,508)	(5.6)

Income before income taxes	151,307	120,339	(20.5)

Income tax expense	50,510	45,576	(9.8)

Net income	100,797	74,763	(25.8)

Less: Net income attributable to non-controlling interests	12,029	16,838	40.0

Net income attributable to Select Medical Holdings Corporation	$88,768	$57,925	(34.7)%

Weighted average shares outstanding(1):
Basic	127,563	128,544
Diluted	127,709	128,703

Income per common share(1):
Basic	$0.68	$0.44
Diluted	$0.68	$0.44

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $1.8 million and $2.6 million for the six months ended June 30, 2017 and 2016, respectively.  Unvested restricted weighted average shares were 4,238 thousand and 3,775 thousand for the six months ended June 30, 2017 and 2016, respectively.

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2016	June 30, 2017
Assets

Cash	$99,029	$73,799

Accounts receivable, net	573,752	714,236

Other current assets	90,122	83,211

Total Current Assets	762,903	871,246

Property and equipment, net	892,217	911,532

Goodwill	2,751,000	2,766,296

Identifiable intangible assets, net	340,562	335,704

Other assets	173,944	169,433

Total Assets	$4,920,626	$5,054,211

Liabilities and Equity

Payables and accruals	$557,979	$542,308

Current portion of long-term debt and notes payable	13,656	26,577

Total Current Liabilities	571,635	568,885

Long-term debt, net of current portion	2,685,333	2,734,132

Non-current deferred tax liability	199,078	197,411

Other non-current liabilities	136,520	141,279

Total Liabilities	3,592,566	3,641,707

Redeemable non-controlling interests	422,159	468,850

Total equity	905,901	943,654

Total Liabilities and Equity	$4,920,626	$5,054,211

IV.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended June 30, 2016 and 2017

(In thousands, unaudited)

	2016	2017
Operating activities
Net income	$40,853	$51,300
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	3,734	6,022
Depreciation and amortization	36,205	38,333
Provision for bad debts	17,517	18,174
Equity in earnings of unconsolidated subsidiaries	(4,546)	(5,666)
Gain on sale of assets and businesses	(13,068)	(4,914)
Loss on disposal of assets	55	—
Stock compensation expense	4,198	4,684
Amortization of debt discount, premium and issuance costs	3,386	2,552
Deferred income taxes	(9,811)	1,951
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(4,932)	(40,890)
Other current assets	3,451	2,064
Other assets	5,399	4,669
Accounts payable and accrued expenses	(25,091)	13,943
Income taxes	9,720	3,979
Net cash provided by operating activities	67,070	96,201

Investing activities
Acquisition of businesses, net of cash acquired	(8,636)	(8,942)
Purchases of property and equipment	(33,490)	(54,649)
Investment in businesses	(967)	(9,374)
Proceeds from sale of assets and businesses	8,766	15,040
Net cash used in investing activities	(34,327)	(57,925)

Financing activities
Borrowings on revolving facilities	130,000	100,000
Payments on revolving facilities	(205,000)	(135,000)
Payments on term loans	(2,687)	(2,875)
Debt issuance costs	—	(840)
Borrowings of other debt	15,355	2,873
Principal payments on other debt	(5,462)	(5,162)
Proceeds from bank overdrafts	26,477	11,834
Repurchase of common stock	(506)	(444)
Proceeds from exercise of stock options	636	346
Proceeds from issuance of non-controlling interests	3,103	1,459
Purchase of non-controlling interests	—	(70)
Distributions to non-controlling interests	(1,647)	(1,809)
Net cash used in financing activities	(39,731)	(29,688)

Net increase (decrease) in cash and cash equivalents	(6,988)	8,588

Cash and cash equivalents at beginning of period	85,408	65,211
Cash and cash equivalents at end of period	$78,420	$73,799

Supplemental Information
Cash paid for interest	$47,771	$38,085
Cash paid for taxes	$34,309	$26,419

V.  Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2016 and 2017

(In thousands, unaudited)

	2016	2017
Operating activities
Net income	$100,797	$74,763
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	12,039	10,933
Depreciation and amortization	70,722	80,872
Provision for bad debts	33,914	38,799
Equity in earnings of unconsolidated subsidiaries	(9,198)	(11,187)
Loss on extinguishment of debt	773	6,527
Gain on sale of assets and businesses	(43,461)	(9,523)
Loss on disposal of assets	55	—
Impairment of equity investment	5,339	—
Stock compensation expense	8,174	9,270
Amortization of debt discount, premium and issuance costs	7,077	5,974
Deferred income taxes	(13,286)	(1,474)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(44,096)	(179,003)
Other current assets	11,011	(5,557)
Other assets	4,508	4,621
Accounts payable and accrued expenses	4,780	(4,074)
Income taxes	29,090	19,399
Net cash provided by operating activities	178,238	40,340

Investing activities
Acquisition of businesses, net of cash acquired	(421,519)	(18,508)
Purchases of property and equipment	(80,258)	(105,302)
Investment in businesses	(1,590)	(9,874)
Proceeds from sale of assets and businesses	71,366	34,552
Net cash used in investing activities	(432,001)	(99,132)

Financing activities
Borrowings on revolving facilities	320,000	630,000
Payments on revolving facilities	(380,000)	(550,000)
Proceeds from term loans	600,127	1,139,487
Payments on term loans	(229,649)	(1,173,692)
Revolving facility debt issuance costs	—	(4,392)
Borrowings of other debt	22,082	9,444
Principal payments on other debt	(9,926)	(10,437)
Repayments of bank overdrafts	(2,138)	(5,228)
Repurchase of common stock	(506)	(600)
Proceeds from exercise of stock options	657	963
Proceeds from issuance of non-controlling interests	3,103	3,553
Purchase of non-controlling interests	(1,294)	(120)
Distributions to non-controlling interests	(4,708)	(5,416)
Net cash provided by financing activities	317,748	33,562

Net increase (decrease) in cash and cash equivalents	63,985	(25,230)

Cash and cash equivalents at beginning of period	14,435	99,029
Cash and cash equivalents at end of period	$78,420	$73,799

Supplemental Information
Cash paid for interest	$69,315	$76,650
Cash paid for taxes	$35,518	$27,626

VI.  Key Statistics

For the Three Months Ended June 30, 2016 and 2017

(unaudited)

	2016	2017	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	106	102
Rehabilitation hospitals (a)	18	21
Total specialty hospitals	124	123

Net operating revenues (,000)	$585,816	$600,960	2.6%

Number of patient days (b)	317,119	316,884	(0.1)%

Number of admissions (b)	13,094	13,691	4.6%

Net revenue per patient day (b)(c)	$1,680	$1,731	3.0%

Adjusted EBITDA (,000)	$82,739	$98,172	18.7%

Adjusted EBITDA margin	14.1%	16.3%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,600	1,608

Net operating revenues (,000)	$256,928	$258,106	0.5%

Number of visits (e)	2,122,330	2,106,760	(0.7)%

Revenue per visit (e)(f)	$102	$103	1.0%

Adjusted EBITDA (,000)	$38,132	$41,926	9.9%

Adjusted EBITDA margin	14.8%	16.2%

Concentra
Number of centers — end of period (g)	301	315

Net operating revenues (,000)	$254,868	$261,586	2.6%

Number of visits (g)	1,890,348	1,982,255	4.9%

Revenue per visit (g)(h)	$118	$116	(1.7)%

Adjusted EBITDA (,000)	$43,039	$43,061	0.1%

Adjusted EBITDA margin	16.9%	16.5%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VII.  Key Statistics

For the Six Months Ended June 30, 2016 and 2017

(unaudited)

	2016	2017	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	106	102
Rehabilitation hospitals (a)	18	21
Total specialty hospitals	124	123

Net operating revenues (,000)	$1,184,770	$1,199,747	1.3%

Number of patient days (b)	655,090	634,249	(3.2)%

Number of admissions (b)	26,955	27,586	2.3%

Net revenue per patient day (b)(c)	$1,655	$1,723	4.1%

Adjusted EBITDA (,000)	$169,495	$186,837	10.2%

Adjusted EBITDA margin	14.3%	15.6%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,600	1,608

Net operating revenues (,000)	$495,010	$513,923	3.8%

Number of visits (e)	3,698,884	4,182,550	13.1%

Revenue per visit (e)(f)	$102	$102	0.0%

Adjusted EBITDA (,000)	$67,011	$73,277	9.4%

Adjusted EBITDA margin	13.5%	14.3%

Concentra
Number of centers — end of period (g)	301	315

Net operating revenues (,000)	$505,745	$517,735	2.4%

Number of visits (g)	3,736,063	3,869,070	3.6%

Revenue per visit (g)(h)	$118	$117	(0.8)%

Adjusted EBITDA (,000)	$77,192	$85,653	11.0%

Adjusted EBITDA margin	15.3%	16.5%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2016 and 2017

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Measure Reconciliation	2016	2017	2016	2017

Net income	$40,853	$51,300	$100,797	$74,763
Income tax expense	33,450	32,374	50,510	45,576
Interest expense	44,332	37,655	83,180	78,508
Non-operating loss (gain)	(13,035)	—	(38,122)	49
Equity in earnings of unconsolidated subsidiaries	(4,546)	(5,666)	(9,198)	(11,187)
Loss on early retirement of debt	—	—	773	19,719
Income from operations	$101,054	$115,663	$187,940	$207,428
Stock compensation expense:
Included in general and administrative	3,399	3,775	6,839	7,524
Included in cost of services	799	909	1,335	1,746
Depreciation and amortization	36,205	38,333	70,722	80,872
Physiotherapy acquisition costs	—	—	3,236	—
Adjusted EBITDA	$141,457	$158,680	$270,072	$297,570

Specialty hospitals	$82,739	$98,172	$169,495	$186,837
Outpatient rehabilitation	38,132	41,926	67,011	73,277
Concentra	43,039	43,061	77,192	85,653
Other (a)	(22,453)	(24,479)	(43,626)	(48,197)
Adjusted EBITDA	$141,457	$158,680	$270,072	$297,570

(a)                                 Other primarily includes general and administrative costs.

IX. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three and Six Months Ended June 30, 2016 and 2017

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under GAAP.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income available to common stockholders and income per common share to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.  Adjusted net income available to common stockholders is defined as net income available to common shareholders before non-operating gain (loss) and gain (loss) on early retirement of debt.

	Three Months Ended June 30,
	2016	Per share (a)	2017	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$33,935		$42,055
Earnings allocated to unvested restricted stockholders	(972)		(1,341)
Net income available to common stockholders	32,963	$0.26	40,714	$0.32

Adjustments:
Non-operating gains:
Gain on sale of contract therapy	(3,500)		—
Other non-operating gains	(9,535)		—
Estimated income tax expense (b)	8,776		—
Earnings allocated to unvested restricted stockholders	97		—
Adjusted net income available to common stockholders	$28,801	$0.23	$40,714	$0.32
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.23		$0.32

Weighted average common shares outstanding:
Basic		127,626		128,624
Diluted		127,820		128,777

(a)              Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)              Represents the estimated tax expense on the adjustments to net income.

Refer to Reconciliation of Income per Common Share to Adjusted Income per Common Share for the six months ended June 30, 2016 and 2017 on the next page.

	Six Months Ended June 30,
	2016	Per share (a)	2017	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$88,768		$57,925
Earnings allocated to unvested restricted stockholders	(2,552)		(1,849)
Net income available to common stockholders	$86,216	$0.68	$56,076	$0.44

Adjustments:
Non-operating losses (gains):
Gain on sale of contract therapy	(33,933)		—
Other non-operating losses (gains)	(4,196)		49
Loss on early retirement of debt	773		19,719
Estimated income tax expense (benefit) (b)	5,735		(7,796)
Earnings allocated to unvested restricted stockholders	860		(381)
Adjusted net income available to common stockholders	$55,455	$0.43	$67,667	$0.53
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.43		$0.53

Weighted average common shares outstanding:
Basic		127,563		128,544
Diluted		127,709		128,703

(a)               Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except   adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)              Represents the estimated tax expense (benefit) on the adjustments to net income.

X. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2017

(In millions, unaudited)

The following is a reconciliation of full year 2017 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table VIII for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation. Each item of expense presented in the table is an estimation of full year 2017 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income	$121	$145
Income tax expense	91	107
Interest expense	159	159
Equity in earnings of unconsolidated subsidiaries	(23)	(23)
Loss on early retirement of debt	20	20
Income from operations	$368	$408
Stock compensation expense	15	15
Depreciation and amortization	157	157
Adjusted EBITDA	$540	$580